                                                       For Immediate Release
                                                       ---------------------
                                                       NEWS RELEASE
[PHELPS DODGE LOGO]
                                                Media:          Peter J. Faur
                                                               (602) 366-7993

                                                Investors: Stanton K. Rideout
                                                               (602) 366-8589


       Phelps Dodge Agrees to Acquire Heisei's Interest in Chino Mines Co.

PHOENIX, July 31, 2003 - Phelps Dodge Corp. (NYSE: PD) announced today that one of its wholly owned subsidiaries has agreed to acquire Heisei Minerals Corp.'s one-third general partnership interest in Chino Mines Co. ("Chino") in New Mexico. Phelps Dodge Chino, Inc., a wholly owned subsidiary of Phelps Dodge Corp., owns the remaining two-thirds general partnership interest in Chino.

In connection with this transaction, Heisei will pay, on behalf of Chino, approximately $62 million in cash to a trust to fund closure, closeout and reclamation obligations of Chino. Heisei's payment to the trust represents a one-third share of an estimate by the State of New Mexico of the amount of financial assurance Chino must provide in connection with its current permits. If one third of the actual financial assurance amount initially required exceeds $62 million, Heisei will make an additional payment to the trust to fulfill its agreement to pay one third of Chino's financial assurance obligations.

Under terms of the agreement with Heisei, Chino Acquisition Inc., a wholly owned subsidiary of Phelps Dodge, will assume all liabilities of Heisei related to the transferred partnership interest except for certain liabilities relating to reclamation and other environmental obligations in New Mexico. Phelps Dodge has agreed to provide, if necessary, Chino Acquisition Inc. with funds sufficient to discharge such assumed liabilities. In addition, Heisei will pay $50 million to Chino Acquisition Inc. for its share of other obligations related to Chino. Completion of the transaction, which is subject to certain closing conditions, is expected to occur this fall. Heisei is a joint venture between Mitsubishi Materials Corp. and Mitsubishi Corp.

Under the proposed trust arrangement, if Chino were unable to complete any required closure, closeout and reclamation work, New Mexico would gain access to the trust funds to complete the work. Funds in the proposed trust can be used only for Chino closure, closeout and reclamation work; they also will serve as a component of the financial assurance agreement with New Mexico that Phelps Dodge and the state announced on May 22.

PHELPS DODGE/HEISEI                                               PAGE 2 OF 2


Timothy R. Snider, president of Phelps Dodge Mining Co., said: "We are pleased to be acquiring Heisei's one-third interest in Chino Mines Co. The Chino operation is an important piece of Phelps Dodge's portfolio, and owning 100 percent gives us additional operating flexibility. We are looking forward to many years of copper production from these facilities.

"The agreement announced today also represents a significant step toward fulfilling the commitment of Phelps Dodge and Heisei to provide full and substantial financial assurance for their mined land reclamation obligations in New Mexico. The cash to be contributed to the trust provides assurance that funds will be available for closure, closeout and reclamation of Chino Mines properties far into the future.

"We have enjoyed our partnership with Heisei and wish them all the best. We have weathered some difficult times together during this downturn in the copper price cycle. Through our partnership, we have developed a property at Chino that we believe will be economically viable for many years."

Phelps Dodge Corp. is the world's second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company's two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.

                                      # # #